Exhibit 99.1

NEWS RELEASE

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Reports Second Quarter 2005 Results
Announces Reorganization and Change in Instrument Leasing Policy

FULLERTON, California, July 22, 2005 - Beckman Coulter, Inc. (NYSE:BEC) announced today second quarter ended June 30, 2005 results, including sales of $619 million, up 3.6%, and earnings per diluted share of $0.73, down 17.0% when compared to the second quarter 2004.  These unaudited results include the effects of a $0.07 per share charge taken for previously announced executive retirement and business development costs.

Commenting on the quarter, Scott Garrett, president and chief executive officer said, “Consumables product sales were up 10%, but total sales growth was below our expectations, principally due to a shortfall in U.S. Diagnostics, which more than offset excellent total company results in Europe.  Overall sales were impacted by two factors; a slow down in U.S. automation purchase decisions as customers pause to evaluate a growing range of newly available products and an increase in the percentage of instruments placed on operating-type leases.  Favorable product margins from our consumables growth were more than offset by unfavorable geographic mix and manufacturing costs.  Better outcomes from non-operating expenses, tax rate and diluted share count added to per share results.

Continued Garrett.   “We provide exceptional value to customers by simplifying, automating and innovating their testing process.  We have the industry’s most prolific new product pipeline and our aftermarket business model provides an ongoing flow of sales and profits as evidenced by the solid growth of our consumables in the quarter.  When consumable sales grow, we are winning new business, either via new instrument placements or from more productive utilization of our installed base.  Consumables growth, which was 10% in the quarter, is the single best indicator of the health of our business.

“To better capitalize on our leadership position in biomedical testing we will undertake two actions to enhance our competitiveness and improve operations.  First, in response to changing market preferences, we will immediately shift our diagnostic system placements from predominately sales-type leases to predominately operating-type leases.  This should further improve competitiveness, sales efficiency, and product margins.  It is important to note that the cash payments lab customers make for our products are the same under both sales-type and operating-type leases.  Revenue is recognized immediately with a sales-type lease but is spread over the life of an operating-type lease.  As a result of the revenue recognition requirements of operating-type leases, reported sales and earnings will be lower in the near-term.  After full implementation of this change, sales and earnings growth rates will be enhanced and we will improve the predictability of our financial performance.

“Second, we will adopt a ‘one-company’ structure by combining our two operating divisions.  This will allow us to more effectively address opportunities wherever they may arise across the biomedical testing continuum.  To realign and optimize operations, we expect to take a one-time restructure charge of up to $60 million in the second half.”

Second Quarter 2005 Results & Discussion

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% Chg	2005	2004	% Chg
Reported Results
(Amounts in millions, except per share)
Sales	$618.8	$597.3	3.6%	$1,194.9	$1,134.1	5.4%
Net Earnings	$47.7	$58.3	(18.2)%	$89.1	$93.9	(5.1)%
Earnings Per Diluted Share	$0.73	$0.88	(17.0)%	$1.37	$1.42	(3.5)%

Comparable Results *
(Amounts in millions, except per share)
Sales	$618.8	$597.3	3.6%	$1,194.9	$1,134.1	5.4%
Net Earnings	$51.9	$58.3	(11.0)%	$93.3	$93.9	(0.6)%*
Earnings Per Diluted Share	$0.80	$0.88	(9.1)%	$1.43	$1.42	0.7%*

*See following “Non-GAAP Disclosures” where the impacts of certain items on Reported Results are discussed.

Clinical Diagnostics Division sales grew 2.9% with unit placements of clinical chemistry, immunoassay and hematology systems all up over prior year.  However, U.S. Diagnostics growth reflected weak clinical lab automation sales and a customer-driven shift from sales-type leases to operating-type leases.  In the Biomedical Research Division, sales grew 5.3% led by centrifugation and specialty testing.  Specialty testing sales were also negatively impacted by the move to operating-type leases.  Due to customer preferences for operating-type leases, the company estimates that second quarter sales were reduced by at least $8.0 million, which will be recognized in monthly installments over future periods.

Said Garrett, “U.S. clinical lab automation sales were very slow in the second quarter due to a recent increase in competitive automation options, scheduling of customer lab reconstruction and the anticipated launch of our new automation solution - AutoMate™ 800.

 “Our recent new product flow is delivering steady unit placements and double-digit consumables revenue growth, including over 24% in immunoassay.  The new UniCel® DxC 600 & 800 chemistry systems, in particular, have been an early success with excellent unit placements and increased consumables flow.  In fact, the UniCel DxC 600 & 800 put us on pace for a record year in overall chemistry shipments.”

Geographically, on a constant currency basis, European sales increased 7% led by strong performance in France and the dealer markets of Eastern Europe and the Middle East, partially offset by results in Germany.  Sales in Asia were basically flat, with growth in China and South East Asia offset by a decline in Japan for biomedical research products.  Sales in the Americas were flat due primarily to Clinical Diagnostics results.

Gross profit margin declined 190 basis points from prior year to 46.1% of sales.  Favorable product margins from our consumables growth were more than offset by unfavorable geographic mix and higher costs associated with manufacturing, inventory, freight and new product support.  Excluding the impact of the special charge of $7 million for previously announced executive retirement and business development costs, operating margin declined 250 basis points to 13.3% of sales, mainly as a result of the gross margin decline.

Non-operating expense in the second quarter of 2005 was $10.7 million, a decrease of $2.4 million over prior year quarter, with increased interest expense more than offset by lower currency-related expenses.  The tax rate was 26.2% versus 28% in the prior year quarter.  The tax rate change is the net result of a favorable IRS ruling relating to the American Jobs Creation Act of 2004 and geographic profit mix.  Reported net earnings declined 18.2%, and reported diluted earnings per share declined 17.0%, to $0.73.  Comparable net earnings declined 11.0% and comparable earnings per diluted share declined 9.1% to $0.80.

During the quarter the company repurchased approximately 430,000 shares of common stock at an average cost of $66.26.

The following business development and product announcements were significant in the second quarter:

Business Development:

•                  Signed licensing agreement with Nephromics, LLC to develop an immunoassay test for preeclampsia, the second leading cause of death of women during pregnancy.

•                  Completed acquisition of Agencourt Bioscience Corporation, enhancing the company’s position in molecular and genetics testing.

•                  The company’s Board of Directors declared a quarterly dividend payout of $0.14 per share of outstanding common stock payable on September 8, 2005 to all stockholders of record on August 19, 2005.  This payout represents the 65th consecutive quarterly payout of dividends in the company’s history.

Product Announcements:

•                  Shipped Vidiera™ NsD nucleic sample detection platform, the first in a family of systems for molecular testing.

•                  Launched UniCel® DxC 800 SYNCHRON® chemistry system with increased on-board test menu capacity.

•                  Shipped Cell Lab Quanta flow cytometer, an affordable, easy-to-use benchtop system for cellular analysis in research and drug discovery applications.

Reorganization

Said Garrett, “Our value proposition to provide systems and supplies that simplify, automate and innovate testing has never been more relevant.  The company’s product development strategy is on-target and the rollouts continue.  To more rapidly realize our vision of growth for the company, we are integrating the two-division structure into a ‘one-company’ organization, creating synergies and improving focus as we address the entire biomedical testing continuum.”

Garrett continued, “The new structure includes two major commercial organizations focused on domestic and international markets and creates four business groups to drive our core product strategies:

•                  Chemistry Systems

•                  Immunoassay Systems

•                  Cellular Systems

•                  Discovery and Automation Systems”

To align personnel and reduce costs, we expect to take a restructure and related charges of up to $60 million in the second half of 2005.  The restructure should result in the elimination of approximately 350 positions.  Additionally, the company will be reviewing minor product lines, facilities and other assets that do not support the ‘one-company’ strategy.  Upon completion of the review the company will announce the final restructuring charge and the commensurate annual cost savings.

Change in Leasing Policy

Garrett stated, “Beckman Coulter has completed a review of its customer leasing policy, including lease mix impacts on company operations.  With a customer bias for operating–type leases and their associated positive business benefits, the company has decided to shift to a predominately operating-type policy beginning immediately.

“This shift moves the recognition of instrument revenues and earnings from a single transaction to smaller monthly installments made over the life of the lease agreement, which is typically five years.  The change will result in a reduction in reported sales and earnings and higher gross margins.  Once fully implemented the shift will also result in faster growth, allowing us to equal our previously established internal financial targets within five years.    Operating-type leases will result in improved sales efficiencies and lower inventory levels, as well as higher capital expenditures.  The company plans to execute strategies to mitigate the near-term effect on cash flow of the shift from sales-type receivables.”

2005 Outlook Before Special Charges

Factoring in first half performance, a strengthening dollar and a significant move toward operating-type leases:

2005 Total Year
Sales	$2,410 to $2,460 million
EPS	$2.55 to $2.90

Reconciliation of 2005 EPS Outlook

Previous Outlook	$3.51 to $3.61
Currency / Diluted Share Count	(0.04) to (0.03)
Other Cost of Goods Sold	(0.22) to (0.18)
Lease Policy	(0.70) to (0.50)
Current Outlook*	$2.55 to $2.90

*Excludes special charges:
Exec. Retirement/Business Development	(0.07)
Restructure Charge	TBD

Third Quarter 2005:
Sales	$570 to $585 million
Earnings Per Diluted Share	$0.45 to $0.60

Investor Conference Call

As previously announced, there will be a conference call today, Friday,
July 22, 2005 at 8:30 a.m. ET to discuss the second quarter ended June 30, 2005 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”.  The webcast will be archived on both websites for future on-demand replay through Friday, August 5, 2005.

This press release contains the company’s unaudited second quarter 2005 results.  These may change as a result of the completion of management’s review activities and as a result of our 2005 full year external audit.  This press release also contains forward-looking statements regarding the company’s outlook for sales and earnings per diluted share in 2005, as well as its expectations regarding overall chemistry placements, earnings improvements, benefits from restructuring, and the benefits of changing from predominantly sales-type leases to predominantly operating-type leases.  These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.

Among other things, these factors include the timing and extent of conversion from sales-type leases to operating-type leases, the amount and timing of the restructuring and related charges and savings, the effects of cost containment initiatives by government and industry and the availability of capital to clinical diagnostics and biomedical research customers.  Other factors include the actual timing of product introductions, our ability to develop products based on new technologies, changes in tax laws and interpretation both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs, as well as other factors as outlined in the company’s SEC filings.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2004 annual sales of $2.4 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in million, except amounts per share)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Sales	$618.8	$597.3	$1,194.9	$1,134.1

Cost of sales	333.4	310.7	638.7	594.6

Gross profit	285.4	286.6	556.2	539.5

Operating costs and expenses:
Selling, general and administrative	160.0	146.3	309.2	284.8
Research and development	50.1	46.6	98.1	94.7
Restructure	—	(0.4)	—	(0.4)
Total operating cost and expenses	210.1	192.5	407.3	379.1

Operating income	75.3	94.1	148.9	160.4

Non-operating (income) and expense:
Interest income	(4.3)	(3.1)	(8.4)	(5.9)
Interest expense	11.1	7.3	21.3	16.6
Other, net	3.9	8.9	13.8	19.3
Total non-operating expenses	10.7	13.1	26.7	30.0

Earnings before income taxes	64.6	81.0	122.2	130.4
Income taxes	16.9	22.7	33.1	36.5

Net income	$47.7	$58.3	$89.1	$93.9

Basic earnings per share	$0.77	$0.95	$1.43	$1.52
Weighted average number of basic shares outstanding (in thousands)	62,131	61,683	62,144	61,875

Diluted earnings per share	$0.73	$0.88	$1.37	$1.42

Weighted average number of dilutive shares outstanding (in thousands)	64,960	65,922	65,092	65,985

Dividends declared per share	$0.140	$0.110	$0.280	$0.220

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions)

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46.7	$67.9
Trade and other receivables, net	579.6	653.5
Inventories	489.5	463.2
Other current assets	108.3	95.0
Total current assets	1,224.1	1,279.6

Property, plant and equipment, net	461.6	443.8
Goodwill	483.2	392.1
Other intangibles, net	318.7	321.1
Other assets	363.8	358.4
Total assets	$2,851.4	$2,795.0

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	467.8	502.7
Notes payable and current maturities of long-term debt	39.7	47.7
Income taxes payable	52.5	62.9
Total current liabilities	560.0	613.3

Long-term debt	683.5	611.7
Deferred income taxes	170.7	175.6
Other liabilities	301.1	300.1
Total liabilities	1,715.3	1,700.7

Stockholders’ equity:
Common stock	6.7	6.7
Additional paid-in-capital	430.6	414.7
Retained earnings	889.2	820.8
Accumulated other comprehensive income	45.0	68.4
Treasury stock at cost	(233.8)	(214.4)
Unearned compensation	(1.6)	(1.9)
Total stockholders’ equity	1,136.1	1,094.3
Total liabilities and stockholders’ equity	$2,851.4	$2,795.0

BECKMAN COULTER, INC

KEY PRODUCT SALES

(Amounts in millions)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2005			June 30, 2005
			Constant			Constant
		Reported	Currency		Reported	Currency
	$	Growth %	Growth %	$	Growth %	Growth %

Routine Chemistry	$168.3	(4.5)	(5.8)	$330.4	(0.6)	(2.3)
Immunodiagnostics	138.8	11.7	9.7	266.6	14.5	12.1
Subtotal Chemistry	307.1	2.2	0.6	597.0	5.6	3.6

Hematology	132.1	4.8	3.4	259.6	3.4	1.7
Total Clinical Diagnostics	439.2	2.9	1.4	856.6	4.9	3.0

Robotic Auto/Genetic Analysis	39.4	1.5	(0.5)	72.1	2.9	0.3
Centrifuge/Analytical Systems	77.2	6.6	4.7	143.9	6.9	4.5
Specialty Testing	63.0	6.1	4.0	122.3	8.2	5.3
Total Biomedical Research	179.6	5.3	3.3	338.3	6.5	3.8

Total Beckman Coulter	$618.8	3.6	2.0	$1,194.9	5.4	3.3

GEOGRAPHIC SALES

(Amounts in millions)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2005			June 30, 2005
			Constant			Constant
		Reported	Currency		Reported	Currency
	$	Growth %	Growth %	$	Growth %	Growth %
Americas	$360.7	0.6	0.0	$690.4	(1.8)	(2.3)
Europe	183.1	10.9	6.9	360.4	19.8	14.0
Asia	75.0	2.0	0.5	144.1	10.5	8.6

Total Beckman Coulter	$618.8	3.6	2.0	$1,194.9	5.4	3.3

Non-GAAP Disclosures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a more meaningful presentation of the Company’s results. These non-GAAP disclosures and the basis for excluding them are as follows:

Currency Impacts on Reported Revenues - We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate. This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year and the current period. Fluctuations in exchange rates impact the comparative results and growth rates of the Company’s underlying business. The impact of foreign currency exchange rate fluctuations have been excluded from certain presentations and discussion of Sales by Product Area and Region.  Management believes that excluding this impact helps explain changes in the fundamental business operations.

Officer Retirement Charges – In June 2005, a $5.3 million charge ($3.2 million after taxes) related to the retirement of the Company’s former Chief Executive Officer, John P. Wareham, was recorded. The charge was comprised of approximately $4.0 million related to the cash settlement of his earned supplemental pension and approximately $1.3 million related to the modification and acceleration of a previously granted restricted stock award. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

Business Development Charge – In the second quarter of 2005, a $1.7 million charge ($1.0 million after taxes) was recorded related to a potential business development transaction that the Company decided not to pursue.  The charge consisted primarily of legal and consulting fees that would have been recorded as part of the consideration in the event that the transaction was actually completed.  Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Net Income and Diluted EPS were impacted by the above item as follows:

	Three Months Ended		Six Months Ended
	June 30, 2005		June 20,2005
	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS

GAAP	$47.7	$0.73	$89.1	$1.37
Officer retirement charges	3.2		3.2
Business development charge	1.0		1.0
Non-GAAP	$51.9	$0.80	$93.3	$1.43

NOTE:  The above schedule does not include the estimated second quarter impact on revenues of at least $8 million from the shift to operating-type leases.

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